As filed with the Securities and Exchange Commission on April 4, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SAEXPLORATION HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-4867100
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1160 Dairy Ashford Road, Suite 160 Houston, Texas	77079
(Address of Principal Executive Offices)	(Zip Code)

SAEXPLORATION HOLDINGS, INC. 2018 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Brent Whiteley

Chief Financial Officer, General Counsel and Secretary

SAExploration Holdings, Inc.

1160 Dairy Ashford Road, Suite 160

Houston, Texas 77079

(281) 258-4400

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definition of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $0.0001 per share	19,500,000 shares	$1.24	$24,180,000	$3,011

(1)	Represents the maximum aggregate number of shares of common stock that can be awarded to or purchased by employees or non-employee directors under the plan described herein. In addition to the number of shares of common stock identified in this table, this registration statement covers an indeterminate number of options and other rights to acquire common stock to be granted pursuant to the SAExploration Holdings, Inc. 2018 Long-Term Incentive Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of computing the amount of the registration fee in accordance with Rule 457(h) under the Securities Act based on the average of the high and low prices for our common stock on The Nasdaq Capital Market on April 3, 2018.

EXPLANATORY NOTE

Unless the context requires otherwise, the terms “we,” “us,” “our,” and similar references to refer to the registrant, SAExploration Holdings, Inc., a Delaware corporation (the “Registrant”).

This registration statement on Form S-8 (the “Registration Statement”) is being filed to register 19,500,000 shares of our common stock, par value $0.0001 per share, for issuance under the SAExploration Holdings, Inc. 2018 Long-Term Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8. The documents containing such information will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

We incorporate herein by reference the following documents filed by us with the Securities and Exchange Commission (the “SEC”), excluding such documents or portions thereof that are not deemed “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and applicable SEC rules and regulations:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 16, 2018;

(b)	Our Current Reports on Form 8-K (excluding information “furnished” on Items 2.02, 7.01 and 8.01 and related exhibits unless otherwise specified) filed with the SEC on March 16, 2018, March 20, 2018 and March 29, 2018;

(c)	All documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to our Registration Statement on Form S-8 relating to the shares offered pursuant to the Plan, which amendment indicates that all securities offered under the Plan have been sold or which deregisters all such securities then remaining unsold; and

(d)	Description of our common stock, par value $0.0001 per share, contained in Amendment No. 1 to our Registration Statement on Form S-3, Registration No. 333-213386, filed on September 14, 2016, including any amendment thereto or report filed by us for the purpose of updating such description.

The information incorporated by reference is considered to be part of this Registration Statement and information that we file later with the SEC will automatically update and supersede this information, as applicable. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any charter provisions, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Our Third Amended and Restated Certificate of Incorporation (as amended, the “Charter”), generally provides that we will indemnify our directors and officers to the fullest extent permitted by applicable law.

Our Charter expressly provides:

•	for indemnification, to the maximum extent permitted by applicable law, against all liability and losses suffered and expenses (including attorney’s fees) reasonably incurred, of any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans;

•	for the prepayment of expenses (including attorney’s fees) to the extent not prohibited by applicable law;

•	that if a claim for indemnification or advancement of expenses is not paid in full within 30 days, the Covered Person may file suit to recover the unpaid amount and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim;

•	that the rights provided in the indemnification provision are not exclusive; and

•	that we are the indemnitor of first resort and if any third party pays or causes to be paid the indemnifiable amounts then the third party shall be fully subrogated to all rights of the Covered Person with respect to such payment, and we will fully indemnify, reimburse and hold harmless such third party for all such payments actually made by the third party.

Our Charter also specifies that any amendment or repeal of this provision will not adversely affect any right or protection in respect of any act or omission occurring prior to the time of the amendment or repeal. Finally, we may also advance expenses and indemnify persons other than Covered Persons to the extent permitted by applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit.

Our Charter states that directors will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted under the DGCL.

These provisions only apply to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. In addition, these provisions limit liability only for breaches of fiduciary duties under the DGCL and not for violations of other laws such as the U.S. federal securities laws and U.S. federal and state environmental laws. As a result of these provisions in our Charter, our stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties. However, our stockholders may obtain injunctive or other equitable relief for these actions. These provisions also reduce the likelihood of derivative litigation against directors that might benefit us.

We entered into indemnification agreements (the “Original Indemnification Agreements”) with Jeff Hastings, Brian Beatty, Brent Whiteley, Mike Scott, Darin Silvernagle, Ryan Abney, Gary Dalton, L. Melvin Cooper and Jacob Mercer (each, an “Original Indemnitee”) on July 27, 2016. We entered into indemnification agreements (the “New Indemnification Agreements” and together with the Original Indemnification Agreements, the “Indemnification Agreements”) with Michael Faust and Alan Menkes (the “New Indemnitees” and together with the Original Indemnitees, each an “Indemnitee”) on June 1, 2017 and January 30, 2018, respectively. The Indemnification Agreements supersede and replace the indemnification agreements previously entered into with any such individuals. The Indemnification Agreements are intended to provide indemnification rights for actions or omissions to act while the Indemnitees are or were acting as directors, officers, employees or agents of the Company (among certain other limited roles). In connection therewith, we will indemnify (except in certain limited circumstances) the Indemnitees against, among other things, all expenses (including attorneys’ fees), damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other), Employee Retirement Income Security Act of 1974 losses and amounts paid in settlement pursuant to (i) any threatened, asserted, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other law, and (ii) any threatened, pending or completed inquiry or investigation, whether made, instituted or conducted by or at our behest or any other person, including any federal, state or other court or governmental entity or agency and any committee or other representative of any corporate constituency, to the fullest extent permitted by applicable law. In addition, the Indemnification Agreements provide for the advancement of expenses incurred by the Indemnitees in connection with any proceeding covered by the Indemnification Agreements, provided that the Indemnitees must repay the advanced amounts if, upon conclusion of the proceeding, it is ultimately determined that the Indemnitees were not entitled to indemnification.

In addition, the Indemnification Agreements provide that we will use all commercially reasonable efforts to obtain and maintain in effect for so long as the Indemnitee may have any liability or potential liability by reason of his relationship with us, one or more insurance policies providing our directors and officers coverage for losses from wrongful acts and omissions and to ensure our performance of our indemnification obligations under each Indemnification Agreement.

There is no pending litigation or proceeding involving any of our directors, officers, employees or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing by us with the SEC, each of the following exhibits is filed herewith:

Exhibit No.	Description

4.1	Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K/A filed on September 9, 2016).

4.2	Certificate of Amendment to Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on March 8, 2018).

4.3	Second Amended and Restated By-laws (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed on August 1, 2016).

4.4	Amendment No. 1 to the Second Amended and Restated By-laws (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed on March 8, 2018).

4.5	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on June 28, 2013).

*5.1	Opinion of Akin Gump Strauss Hauer & Feld, LLP.

*23.1	Consent of Pannell Kerr Forster of Texas, P.C.

*23.2	Consent of Akin Gump Strauss Hauer & Feld, LLP (contained in the opinion filed as Exhibit 5.1).

*24.1	Powers of Attorney (included on the signature page of this Registration Statement).

99.1	SAExploration Holdings, Inc. 2018 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K filed on February 1, 2018).

*	Filed herewith

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 4, 2018.

SAEXPLORATION HOLDINGS, INC.

By:	/s/ Brent Whiteley
Brent Whiteley Chief Financial Officer, General Counsel and Secretary (Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of SAExploration Holdings, Inc. hereby severally constitute and appoint Jeff Hastings and Brent Whiteley and each of them, attorneys-in-fact for the undersigned, in any and all capacities, with the power of substitution, to sign any amendments to this Registration Statement (including post-effective amendments) and any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Jeff Hastings Jeff Hastings	Chief Executive Officer and Chairman of the Board and Director (Principal Executive Officer)	April 4, 2018

/s/ Brian Beatty Brian Beatty	Chief Operating Officer and Director	April 4, 2018

/s/ Brent Whiteley Brent Whiteley	Chief Financial Officer, General Counsel and Secretary (Principal Financial Officer and Principal Accounting Officer)	April 4, 2018

/s/ L. Melvin Cooper L. Melvin Cooper	Director	April 4, 2018

/s/ Gary Dalton Gary Dalton	Director	April 4, 2018

/s/ Michael Faust Michael Faust	Director	April 4, 2018

/s/ Alan Menkes Alan Menkes	Director	April 4, 2018

/s/ Jacob Mercer Jacob Mercer	Director	April 4, 2018